LIMITED PARTNERSHIP AGREEMENT OF ENERGEA PORTFOLIO 2 LP, a Delaware Limited Partnership ___________ June 3, 2025

LIMITED PARTNERSHIP AGREEMENT
OF
Energea Portfolio 2 LP
This Limited Partnership Agreement (as amended from time to time in accordance with its terms, this "Agreement") is entered on June 3, 2025, by and among Energea Portfolio 2 LP, a Delaware limited partnership (the "Company"), Energea Global LLC, a Delaware limited liability company ("Energea Global" or the "General Partner"), and the persons currently holding Class A Investor Shares (as hereinafter defined) and the persons admitted to the Company as limited partners by the General Partner following the date of this Agreement (collectively "Limited Partners").
Introduction
WHEREAS, the Company was formed on January 13, 2020 as a Delaware limited liability company and the Company elected to be classified as a C-corporation for federal income tax purposes;
WHEREAS, on June 3, 2025, the General Partner (in its then current capacity as the manager of the Company) determined that it was advisable and in the Company's best interest to convert the Company from a limited liability company to a limited partnership pursuant to and under the Delaware Limited Liability Company Act (as amended) (the "LLC Act") and the Act (as hereinafter defined) (the "Conversion") and in connection therewith (i) the Company maintained its election to be classified for federal income tax purposes as a C-corporation and (ii) the Amended and Restated Limited Liability Company Agreement (the "OA") was superseded and replaced by this Agreement pursuant to the authority granted to the General Partner (in its then current capacity as the manager of the Company) under the OA;
WHEREAS, in connection with the Conversion (i) each outstanding common share automatically converted into one (1) Common Share (as hereinafter defined) and (ii) each outstanding class A investor share (the "LLC Class A Investor Shares") automatically converted into one (1) Investor Class A Investor Share (having the rights set forth in the Authorizing Resolution attached hereto as Exhibit A (the "Class A Authorizing Resolution");
WHEREAS, the LLC Class A Investor Shares are being offered to the public pursuant to the Offering Statement of the Company qualified by the Securities and Exchange Commission (the "SEC") on June 6, 2024, (as the same may be amended, the "Offering Circular") and each Limited Partner holding Class A Investor Shares purchased its interest pursuant to an investment agreement in the form previously approved by the General Partner in its capacity as the manager of the Company (the "Investment Agreement");
WHEREAS, in connection with the Conversion and the Company's annual amendment to the Offering Circular, the Class A Authorizing Resolution contains amendments to the authorizing resolution creating the class A investor shares which have been approved by the General Partner to conform the Class A Authorizing Resolution to new business practices of the Company set forth in the amendment to the Offering Circular (as permitted under this Agreement and the OA);
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Article I.    CONTINUATION OF LIMITED PARTNERSHIP
1.01        Continuation of Limited Partnership. The Company was formed in accordance with and pursuant to the LLC Act and connection with the Conversion, the Company became a Delaware limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as the same may be hereafter amended from time to time (the "Act") which is organized for the purposes set for the below. The rights and obligations of the General Partner and the Limited Partners  to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. § 17-1101(c), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.
1.02        Name. The name of the Company shall be "Energea Portfolio 2 LP" and all of its business shall be conducted under that name or such other name(s) as may be designated by the General Partner.
1.03        Purpose. The purpose of the Company shall be to invest in solar energy projects in Brazil, as described more fully in the Offering Circular but the Company may engage in any other business in which limited partnerships may legally engage under the Act. In carrying on its business, the Company may enter into contracts, incur indebtedness, sell, lease, or encumber any or all of its property, engage the services of others, enter into joint ventures, and take any other actions the General Partner deems advisable.
1.04        Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the General Partner determines.
Article II. CONTRIBUTIONS AND LOANS
2.01        Initial Contributions. The General Partner has not contributed any capital to the Company. Each Limited Partner has contributed or will contribute to the capital of the Company the amount specified in his, her, or its Investment Agreement. The capital contributions of General Partner or any Limited Partner (collectively, the "Partners") to the Company are referred to in this Agreement as "Capital Contributions."
2.02        Other Required Contributions. No Partner shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in Section 2.01, except for the return of distributions under certain circumstances as required by 6 De. C. § 17-607 and 6 Del. C. § 17-804.
2.03        Loans.
(a)            In General. The General Partner or its affiliates may, but shall not be required to, lend money to the Company in the General Partner's sole discretion.  No Limited Partner may lend money to the Company without the prior written consent of the General Partner. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any a Partner to the Company ("Partner Loans") shall bear interest at the higher of (i) the prime rate of interest designated in the Wall Street Journal on any date within ten (10) days of the date of the loan, plus four (4) percentage points; or (ii) the minimum rate necessary to avoid "imputed interest" under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Partner Loans shall be payable on demand and shall be evidenced by one or more promissory notes.
(b)           Repayment of Loans (Priority). After payment of (i) current and past-due debt service on liabilities of the Company other than Partner Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past-due debt service on any outstanding Partner Loans before distributing any amount to any Partner pursuant to Article Four.  All Partner Loans shall be repaid pro rata, paying all past-due interest first, then all past-due principal, then all current interest, and then all current principal.
2.04        Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:
(a)            No Partner shall be required to contribute any additional capital to the Company after payment of the Capital Contribution described in Section 2.01;
(b)           No Partner may withdraw any part of his, her, or its capital from the Company;
(c)            No Partner shall be required to make any loans to the Company;
(d)           Partner Loans shall not be considered a contribution of capital and shall not result in the adjustment of the number of Shares (as hereinafter defined) owned by a Partner;
(e)            No interest shall be paid on any initial or additional Capital Contributions;
(f)            Under any circumstance requiring a return of all or any portion of a Capital Contribution, no Partner shall have the right to receive property other than cash; and
(g)           No Partner shall be liable to any other Partner for the return of his, her, or its Capital Contributions.
2.05        No Third Party Beneficiaries. Any obligation or right of the Partner to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.
Article III.                 SHARES
3.01         Limited Partnership Interests. The existing partnership interests of the Company consist of Two Billion Five Hundred and One Million (2,501,000,000) (such partnership interests are hereinafter referred to as the "Shares").  As of the date hereof: (i) 1,000,000 of the Shares are designated as "Common Shares" all of which are owned by the General Partner and 2,500,000,000 Shares are designated as "Investors Shares" and 500,000,000 of the Investor Shares are designated as Class A Investor Shares (having the rights, powers and preferences set forth in the Authorizing Resolution attached hereto as Exhibit A), all of which are currently owned by the Limited Partners, 2,000,000,000 of the Investor Shares shall be designated as Class B Investor Shares, Class C Investor Shares, Class D Investor Shares and Class I Investor Shares (having the rights, powers and preferences set forth in the Authorizing Resolution attached hereto as Exhibit B), none of which are outstanding as of the date hereof.
3.02        Classes of Investor Shares.  In the event that any Investor Shares are not sold either (i) pursuant to Investment Agreements as described in the Offering Circular or (ii) pursuant to the Company's expected offering to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), the General Partner may determine remove any rights, powers and preferences of such unsold Investor Shares.  The General Partner may divide any Investor Shares which are not outstanding into one or more classes. The number of Shares of each such class of Investor Shares, and the rights and preferences of each such class, shall be as set forth in the resolution or resolutions of the General Partner creating such class, referencing this Section 3.2 (each, an "Authorizing Resolution"). Without limitation of the generality of the foregoing, the General Partner may establish, with respect to each class of Investor Shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters.  The Authorizing Resolution providing for issuance of any class of Investor Shares may provide that such class shall be superior or rank equally or be junior to the then outstanding Investor Shares of any other class except to the extent prohibited by the terms of the Authorizing Resolution establishing another class.
3.03        Share Splits and Consolidations. The General Partner may at any time increase or decrease the authorized and/or outstanding number of Shares of any class or series, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Partners owning the outstanding Shares of such class or series. The General Partner shall promptly notify all of the Partners of any such transaction.
3.04        Certificates. The Shares shall not be evidenced by written certificates unless the General Partner determines otherwise. If the General Partner determines to issues certificates representing Shares, the certificates shall be subject to such rules and restrictions as the General Partner may determine.
3.05        UCC.  If determined by the General Partner, all Shares shall be "securities" governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with 1994 Revisions to Article 8 adapted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) whose law may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Shares.
3.06        Intentionally Omitted.
3.07        Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Partners. The Company may, but shall not be required to, appoint a transfer agent registered with the securities exchange on which any Shares are registered.
Article IV.                 DISTRIBUTIONS
4.01        In General. The General Partner may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Partners.
4.02        Special Rules Governing Distributions. Except as otherwise provided in this Agreement or in an Authorizing Resolution (i) any distributions of the Company not expressly payable to the holders of a class of Investor Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any class of Investor Shares as a group shall be made  pro rata among such holders based on their respective ownership of the Shares of such class, and (iii) no Partner shall have any right to distributions except as may be authorized by the General Partner unless otherwise provided in an Authorizing Resolution.
4.03        Items Taken Into Account. In determining the amount and timing of distributions, the General Partner may take into account the following items of income and expense, among others:
(a)            Revenue from the rental of solar projects;
(b)           Revenue from operations and maintenance contracts;
(c)            Interest paid on loans made by the Company or short term investments made by the Company;
(d)           Payments made to landowners;
(e)            The cost of utilities, security, insurance, and software;
(f)            Expenses associated with operating and maintaining solar power projects;
(g)           The net proceeds from the sale or refinancing of property;
(h)           The cost of equipment;
(i)             Debt service payments;
(j)             Cash distributions from, and capital contributions to, entities in which the Company owns an interest;
(k)           Amounts added to and released from reserve accounts established by the General Partner in its sole discretion;
(l)             Fees paid to the General Partner and its affiliates;
(m)          Fees paid to third parties; and
(n)           all of the other operating expenses of the Company.
4.04        Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Partner, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Partner. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Partner shall , at the request of the Company, promptly reimburse the Company for the amount paid over.
4.05        Manner of Distribution. Unless otherwise provided herein, all distributions to the Partners will be made as Automated Clearing House (ACH) deposits into an account designated by each Partner. If a Partner does not authorize the Company to make such ACH distributions into a designated Partner account, distributions to such Partner will be made by check and mailed to such Partner after deduction by the Company from each check of a Fifty Dollar ($50) processing fee.
4.06        Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §17-607, 6 Del. C. § 17-804 or not specifically authorized under this Agreement shall be made by the Company to any Partner in his or its capacity as a Partner. A Partner who receives a distribution prohibited by 6 Del. C. § 17-607 or 6 Del. C. § 17-804 shall be liable as provided therein.
Article V.  MANAGEMENT
5.01        Management by General Partner.
(a)            In General. The business and affairs of the Company shall be directed, managed, and controlled by the General Partner. Energea Global shall serve as the General Partner.
(b)           Powers of General Partner. The General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company's business.
(c)            Examples of General Partner's Authority. Without limiting the grant of authority set forth in Section 5.01(b), the General Partner shall have the power to (i) create classes of Investor Shares with such terms and conditions as the General Partner may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the General Partner maybe determine in its sole discretion, and admit such persons to the Company as Limited Partners; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's available cash and the timing and amount of distributions to Partners (except as otherwise set forth in an Authorizing Resolution); (ix) determine the information to be provided to the Partners in accordance with this Agreement; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; (xv) make investments in other persons or entities in the form of debt or equity, (xvi) make short term investments or (xv) dissolve the Company.
(d)           Restrictions on Limited Partners. Except as expressly provided otherwise in this Agreement, Limited Partners shall not be entitled to participate in the management or control of the Company, nor shall any Limited Partner hold himself, herself or itself out as having such authority and unless otherwise set forth in an Authorizing Resolution, each Investor Shre shall have one vote per share. Unless authorized to do so by the General Partner, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Limited Partner shall have any power or authority to bind the Company unless such Limited Partner has been authorized by the General Partner in writing to act as an agent of the Company in accordance with the previous sentence.
(e)            Authorizing Resolutions. Notwithstanding the foregoing provisions of this Section 5.01, an Authorizing Resolution may limit the authority of the General Partner and/or confer voting rights on any Limited Partner(s) or class or series of Limited Partners.
(f)            Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the General Partner and any officer authorized by the General Partner to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the General Partner or any officer as if it were the Company's sole party in interest, both legally and beneficially. No Limited Partner shall assert, vis-à-vis a third party, that such third party should not have relied on the apparent authority of the General Partner or any officer authorized by the General Partner to act on behalf of and in the name of the Company, nor shall anyone dealing with the General Partner or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.
5.02        Standard of Care. The General Partner shall conduct the Company's business using its business judgment.
5.03        Time Commitment. The General Partner shall devote such time to the business and affairs of the Company as the General Partner may determine in its sole and absolute discretion.
5.04        Reimbursement of Expenses. The Company shall reimburse the General Partner and its affiliates, without interest, for the actual out-of-pocket expenses they incur in connection with the offering of any Investor Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising, and all other expenses incurred in connection with the offer and sale of interests in the Company.
5.05        Compensation of General Partner and its Affiliates. The General Partner and its affiliates shall be entitled to the compensation and/or expense reimbursement (in addition to that described in Section 5.04) described in the Offering Circular.
5.06        Removal of General Partner.
(a)            In General. The General Partner may be removed by the affirmative vote of Limited Partners holding seventy-five percent (75%) of the total number of Investor Shares then issued and outstanding (a "Super Majority Vote"), but only if the Limited Partners have Cause (as hereinafter defined) to remove the General Partner, as defined in Section 5.06(c) and follow the procedure set forth in Section 5.06(b).
(b)           Procedure.
                                                 (i)                  Notice and Response. A Limited Partner who wishes to remove the General Partner and believes there is Cause for doing so within the meaning of Section 5.06(c) shall notify the General Partner, referencing this Section 5.06 and setting forth in detail the reasons for his, her, or its belief.  Within thirty (30) days after receiving such a notice, the General Partner shall respond by acknowledging the receipt of the notice and (i) stating that the General Partner does not believe there is merit in the Limited Partner's allegations, (ii) explaining why the General Partner does not believe Cause exists for removal, or (iii) stating that while Cause may exist for removal, the General Partner does not believe removal would be in the best interest in the Company. If the General Partner fails to respond, the General Partner shall be deemed to have stated that it does not believe there is merit in the Limited Partner's allegations. In the event the Limited Partner communicates with any third party concerning his request for removal, including any other Limited Partner but not including his, her, or its own legal counsel, he, she, or it shall include a copy of the General Partner's response. The failure of the General Partner to include in its response any defense, facts, or arguments shall not preclude the General Partner from including such defense, facts, or arguments in subsequent communications or proceedings.
                                               (ii)                  Vote. After following the procedure described in Section 5.06(b)(i), the Limited Partners owning at least twenty-five percent (25%) of the Investor Shares then issued and outstanding (the "Dissident Limited Partners") may call for a vote of the Limited Partners. The General Partner and a single representative chosen by the Dissident Limited Partners shall cooperate in sending to all Limited Partners a package of materials bearing on whether Cause exists under Section 5.06(c) and whether it is in the best interest of the Company to remove the General Partner, and a vote of the Limited Partners shall be taken by electronic means, with responses due within thirty (30) days. The failure of the General Partners or the Dissident Limited Partners to include in this package any defense, facts, or arguments shall not preclude them from including such defense, facts, or arguments in subsequent communications or proceedings.
                                             (iii)                  Arbitration. In the event of a Super Majority Vote to remove the General Partner within the thirty (30) day period described in Section 5.06(b)(ii), then the question as to whether Cause exists to remove the General Partner shall be referred to a single arbitrator in arbitration proceedings held in Wilmington, Delaware in conformance with the then-current rules and procedures of the American Arbitration Association. The removal of the General Partner shall not become effective until the arbitrator determines that Cause exists and the decision of the arbitrator shall be binding and non-appealable. In the event there is no Super Majority Vote to remove the General Partner within the thirty (30) day period described in Section 5.06(b)(ii), then the General Partner shall not be removed and no subsequent proceeding to remove the General Partner shall be held with respect to substantially similar grounds.
(c)            Cause Defined. For purposes of this Section 5.06, "Cause" shall be deemed to exist if any only if:
                                                 (i)                   Uncured Breach. The General Partner breaches any material provision of this Agreement and the breach continues for more than (30) days after the General Partner has received written notice, or, in the case of a breach that cannot be cured within thirty (30) days, the General Partner fails to begin curing the breach within thirty (30) days or the breach remains uncured for ninety (90) days;
                                               (ii)                  Bankruptcy. The General Partner makes a general assignment for the benefit of its creditors; or is adjudicated a bankrupt; or files a voluntary petition in bankruptcy; or files a petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or an order, judgment, or decree is entered without the General Partner's consent appointing a receiver, trustee or liquidator for the General Partner;
                                             (iii)                  Bad Acts. The General Partner engages in willful misconduct or acts with reckless disregard to its obligations, in each case causing material harm to the Company, or engages in bad faith in activities that are beneficial to itself and cause material harm to the Company, and the individual responsible for such actions is not terminated within thirty (30) days after the General becomes aware of such actions.
(d)           No Effect on Common Shares. The removal of the General Partner shall not affect the interests of the General Partner in its Common Shares.
5.07        Removal of General Partner by Lender.
(a)            In General. The General Partner may, on behalf of the Company, enter into an agreement with a lender that allows the lender to remove the General Partner in the event of a default under the loan and replace the General Partner with a person designated by the lender.
(b)           No Effect on Ownership. The removal of the General Partner pursuant to this Section 5.07 shall not, of itself, affect the General Partner's ownership of Common Shares.
5.08        Election of New General Partner Following Removal. If the General Partner has been removed in accordance with this Agreement, a new general partner of the Partnership shall be elected by a Super Majority Vote.
Article VI.                 OTHER BUSINESSES; INDEMNIFICATION; CONFIDENTIALITY
6.01        Other Businesses. Each Partner (including the General Partner) may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Partners shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under any the doctrine applicable to partnerships which is substantially similar or analogous to "corporate opportunity," an alleged fiduciary obligation owed to the Company or the Partners, or otherwise. Without limiting the preceding sentence, the Limited Partners acknowledge that the General Partner and/or its affiliates do and intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets classe(es) as the Company, some of which could be competitive with the Company. No Limited Partner shall have any claim against the General Partner or its affiliates on account of such other entities or businesses.
6.02        Exculpation and Indemnification
(a)            Exculpation.
                                                 (i)                  Covered Persons. As used in this Section 6.02, the term "Covered Person" means (i) the General Partner and its affiliates, (ii) the members, managers, officers, employees, and agents of the General Partner and its affiliates, and (iii) the officers, employees, and agents of the Company, including any representative of the Company, each acting within the scope of his, her, or its authority.
                                               (ii)                  Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person, including actions taken or omitted to be taken in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.
                                             (iii)                  Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person's professional or expert competence. The preceding sentence shall in no way limit any person's right to rely on information to the extent provided in the Act.
(b)           Liabilities and Duties of Covered Persons.
                                                 (i)                  Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Partner and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.
                                               (ii)                  Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith," the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.
(c)            Indemnification.
                                                 (i)                  Generally. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud or willful misconduct.
                                               (ii)                  Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 6.02(c); provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 6.02(C), then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
                                             (iii)                  Entitlement to Indemnity. The indemnification provided by this Section 6.02(c) shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 6.02(c) shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 6.02(c) and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.
                                              (iv)                  Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the General Partner may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.
                                               (v)                  Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this Section 6.02(c) shall be provided out of and to the extent of Company assets only, and no Partner shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.
                                              (vi)                  Savings Clause. If this Section 6.02(c) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 6.02(c) to the fullest extent permitted by any applicable portion of this Section 6.02(c) that shall not have been invalidated and to the fullest extent permitted by applicable law.
(d)           Amendment. The provisions of this Section 6.02(c) shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 6.02 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.
(e)            Survival. The provisions of this Section 6.02 shall survive the dissolution, liquidation, winding up, and termination of the Company.
6.03        Confidentiality. For as long as he, she, or it owns an interest in the Company and at all times thereafter, no Limited Partner shall divulge to any person or entity, or use for his or its own benefit or the benefit of any person, any information of the Company of a confidential or proprietary nature, including, but not limited to (i) financial information; (ii) designs, drawings, plans, and specifications; (iii) the business methods, systems, or practices used by the Company; and (iii) the identity of the Partners, customers, or suppliers. The foregoing shall not apply to information that is in the public domain or that a Limited Partner is required to disclose by legal process.
Article VII.               BANK ACCOUNTS; BOOKS OF ACCOUNT
7.01        Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the General Partner. Withdrawals from any such account or accounts shall be made in the Company's name upon the signature of such persons as the General Partner may designate. Funds in any such account shall not be commingled with the funds of any Partner.
7.02        Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.
7.03        Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Partner with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under Section 4.01 or any Authorizing Resolution, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the General Partner so elects or the law so requires.
7.04        Right of Inspection.
(a)            In General. If a Limited Partner wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Limited Partner shall notify the General Partner, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the General Partner shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Limited Partner to inspect the Company's records; (iii) any inspection of the Company's records shall be at the sole cost and expense of the requesting Limited Partner; and (iv) the requesting Limited Partner shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Limited Partner's request and making information available to the Limited Partner.
(b)           Bona Fide Purpose. The General Partner shall not be required to respond to a request for information or to inspect the books and records of the Company if the General Partner believes such request is made to harass the Company or the General Partner, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.
(c)            Representative. An inspection of the Company's books and records may be conducted by an authorized representative of a Limited Partner, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the General Partner.
(d)           Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:
                                                 (i)                  No Limited Partner shall have a right to a list of the Limited Partners or any information regarding the Limited Partners.
                                               (ii)                  Before providing information or allowing a representative of a Limited Partner to inspect the Company's records, the General Partner may require such representative to execute a confidentiality agreement satisfactory to the General Partner.
                                             (iii)                  No Limited Partner shall have the right to any trade secrets of the Company or any other information the General Partner deems highly sensitive and confidential.
                                              (iv)                  No Limited Partner may review the books and records of the Company more than once during any twelve (12) month period.
                                               (v)                  Any review of the Company's books and records shall be scheduled in a manner to minimize disruption to the Company's business.
                                              (vi)                  A representative of the Company may be present at any inspection of the Company's books and records.
                                            (vii)                  If more than one Limited Partner has asked to review the Company's books and records, the General Partner may require the requesting Limited Partners to consolidate their requests and appoint a single representative to conduct such review on behalf of all requesting Limited Partners.
                                          (viii)                  The General Partner may impose additional reasonable restrictions for the purpose of protecting the Company and the Partners.
Article VIII.             TRANSFERS OF SHARES
8.01        In General. Except as provided in Section 8.02, Section 8.03 or the terms of an Authorizing Resolution, Investor Shares may generally be transferred without the consent of the Company or the General Partner.
8.02        First Right of Refusal.
(a)            In General. In the event a Limited Partner (the "Selling LP") receives an offer from a third party to acquire all or a portion of his, her, or its Investor Shares (the "Transfer Shares"), then he, she, or it shall notify the General Partner, specifying the Investor Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the "Sales Notice"). Within thirty (30) days after receipt of the Sales Notice the General Partner shall notify the Selling LP whether the General Partner (or a person designated by the General Partner) elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.
(b)           Special Rules. The following rules shall apply for purposes of this Section 8.02:
                                                 (i)                  If the General Partner elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling LP may proceed with the sale to the proposed transfer, subject to the remaining terms of this Section 8.02.
                                               (ii)                  Subject to Section 8.02(b)(iv), if the General Partner elects to purchase the Transfer Shares, it shall do so within thirty (30) days.  If the Company cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof.
                                             (iii)                  If the General Partner elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling LP and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling LP and the purchaser shall be treated as a new offer and shall again be subject to this section.
                                              (iv)                  If the General Partner elects to purchase the Transfer Shares in accordance with this Section 8.02, such election shall have the same binding effect as the then-current agreement between the Selling LP and the proposed purchaser. Thus, for example, if the Selling LP and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the General Partner shall have the effect of a non-binding letter of intent with the Selling LP. Conversely, if the Selling LP and the purchaser have entered into a binding definitive agreement, the election of the General Partner shall have the effect of a binding definitive agreement. If the Selling LP and the General Partner are deemed by this Section 8.02(b)(iv) to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.
8.03        Conditions of Transfer. A transfer of Investor Shares shall be effective only if:
(a)            The transferring Limited Partner has notified the General Partner of the proposed transfer at least thirty (30) business days in advance, describing the terms and conditions of the proposed transfer and any other information reasonably requested by the General Partner;
(b)           The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;
(c)            A fully executed and acknowledged written transfer agreement between the transferring Limited Partner and the transferee has been filed with the Company;
(d)           All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and
(e)            The General Partner determines, and such determination is confirmed by an opinion of counsel satisfactory to the General Partner stating, that (i) the transfer does not violate the Securities Act  or any applicable state securities laws, (ii) the transfer will not require the Company or the General Partner to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), (iii) the transfer will not require any affiliate of the General Partner that is not registered under the Investment Advisers Act of 1940, as amended, to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute "plan assets" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the General Partner would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the General Partner.
8.04        Admission of Transferee. Any permitted transferee of Investor Shares shall be admitted to the Company as a Limited Partner on the date agreed by the transferor, the transferee, and the General Partner.
8.05        Exempt Transfers. The following transactions shall be exempt from the provisions of Section 8.02:
(a)            A transfer to or for the benefit of any spouse, child or grandchild of a Limited Partner, or to a trust for their exclusive benefit
(b)           A transfer to any person in accordance with the Company's policy attached hereto as  Exhibit C;
(c)            Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act;
(d)           A transfer pursuant to Section 8.14;
(e)            Upon the dissolution of a Partner that is an entity, transfers to its equity holders; or
(f)            The sale of all or substantially all of the Shares (including pursuant to a merger or consolidation);
provided, however, that in the case of a transfer pursuant to Section 8.05(a), (b), (d) and (e), the transferred Investor Shares shall remain subject to this Agreement.
8.06        Intentionally Omitted.
8.07        Other Transfers Void. Transfers in contravention of this section shall be null, void and of no force or effect whatsoever, and the Partners agree that any such transfer may and should be enjoined.
8.08        Death, Insolvency, Etc. Neither the death, disability, bankruptcy, or insolvency of a Partner, nor the occurrence of any other voluntary or involuntary event with respect to a Partner, shall give the Company or any Partner the right to purchase such Partner's Shares, nor give such Partner (or such Partner's heirs, assigns, or representatives) the right to sell such Shares to the Company or any other Partner. Instead, such Partner or such Partner's heirs, assigns, or legal representatives shall remain a Partner subject to the terms and conditions of this Agreement.
8.09        Intentionally Omitted.
8.10        Drag-Along Right. In the event the General Partner approves a sale or other disposition of all of the Shares, then, upon notice of the sale or other disposition, each Partner shall execute such documents or instruments as may be requested by the General Partner to effectuate such sale or other disposition and shall otherwise cooperate with the General Partner. The following rules shall apply to any such sale or other disposition under this Section 8.10: (i) each Limited Partner shall represent that he, she, or it owns his or its Investor Shares free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Limited Partner shall grant to the General Partner a power of attorney to act on behalf of such Limited Partner in connection with such sale or other disposition; and (iii) each Limited Partner shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.
8.11        Waiver of Appraisal Rights. Each Partner hereby waives any appraisal rights such Partner may otherwise have pursuant to 6 Del. C. § 17-212 or otherwise, as well as any "dissenter's rights.
8.12        Redemptions.
(a)            Based on ERISA Considerations. The General Partner  may, at any time, cause the Company to purchase all or any portion of the Investor Shares owned by a Limited Partner whose assets are governed by Title I of the ERISA, Code section 4975, or any similar Federal, State, or local law, if the General Partner determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as "plan assets" or otherwise become subject to such laws.
(b)           Based on Other Bona Fide Business Reasons. The General Partner may, at any time, cause the Company to purchase all of the Investor Shares owned by a Limited Partner if the General Partner determines that (i) such Limited Partner made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of the Partners arising from or relating to the Investor Shares of such Limited Partner; (iii) the General Partner believes that such Limited Partner's ownership has caused or will cause the Company to violate any law or regulation; (iv) such Limited Partner has violated any of his, her, or its obligations to the Company or to the other Partners; or (ii) such Limited Partner is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Partners.
(c)            Purchase Price and Payment. Unless otherwise agreed in writing between the selling Limited Partner and the Company, the price of Investor Shares purchased and sold pursuant to this Section 8.12 shall be ninety percent (90%) of the then-current value of such Investor Shares as determined by the Company in accordance with its financial model as described in the Offering Circular. The purchase price shall be paid by wire transfer or other immediately available funds at closing, which shall be held within sixty (60) days following written notice from the General Partner.
8.13        Withdrawal. A Limited Partner may withdraw from the Company by giving at least ninety (90) days' notice to the General Partner.  The withdrawing Limited Partner shall be entitled to no distributions or payments from Company on account of his, her, or its withdrawal, nor shall he, she, or it be indemnified against liabilities of Company, unless otherwise provided herein..  For purposes of this Section 8.13, an Limited Partner who transfers Investor Shares pursuant to (i) a transfer permitted under Article 8, or (ii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company.
8.14         Pledge of Shares by the General Partner. The General Partner may (but shall not be required to) pledge all or any portion of its Common Shares and/or any Investor Shares held by the Limited Partners as security for a loan made to the Company, and transfer such Common Shares and/or Investor Shares to the lender in the event of a default under the loan.
Article IX.                 DISSOLUTION AND LIQUIDATION
9.01        Dissolution. The Company shall be dissolved upon the first to occur of the following:
(a)            Within twelve (12) months following the sale of all or substantially all of the assets of the Company; or
(b)           The determination of the General Partner; or
(c)            The entry of a decree of a judicial dissolution pursuant to the Act.
9.02        Liquidation.
(a)            Generally. If the Company is dissolved, the Company's assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Partners pursuant to the provisions of Sections 3.3 (with respect to any liquidating distribution consisting of operating cash flow) and 3.4 (with respect to distributions consisting of net capital proceeds) of Exhibit A and Exhibit B. Upon such dissolution, the General Partner shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.
(b)           Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in Article Two.
(c)            Distributions In Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the General Partner's opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Partner in kind but only after all cash and cash-equivalents have first been distributed.
(d)           Statement of Account. Each Partner shall be furnished with a statement prepared by the Company's accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.
9.03        Termination.  Upon compliance with Section 9.02, the Company shall cease to be such, and the General Partner shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Company. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Company with the Secretary of State of the State of Delaware.
Article X.  POWER OF ATTORNEY
10.01     In General. The General Partner shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Limited Partner, with power and authority to act in the name and on behalf of each such Limited Partner, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:
(a)            This Agreement and any amendment of this Agreement authorized under Section 11.01;
(b)           Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the General Partner shall deem it advisable to file;
(c)            Any instrument or document that may be required to effect the continuation of the Company, the admission of new Partners, or the dissolution and termination of the Company; and
(d)           Any and all other instruments as the General Partner may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.
10.02     Terms of Power of Attorney. The special and limited power of attorney of the General Partner (i) is a special power of attorney coupled with the interest of the General Partner in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Limited Partner, and is limited to those matters herein set forth; (ii) may be exercised by the General Partner by and through one or more of the officers of the General Partner for each of the Limited Partners by the signature of the General Partner acting as attorney-in-fact for all of the Limited Partners, together with a list of all Limited Partners executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by a Limited Partner of all or any portion of his, her or its Investor Shares except that, where the assignee of the Investor Shares owned by the Limited Partner has been approved by the General Partner for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.
10.03     Notice to Limited Partners. The General Partner shall promptly furnish to each Limited Partner a copy of any amendment to this Agreement executed by the Limited Partner pursuant to a power of attorney from such Limited Partner.
Article XI.                 AMENDMENTS
11.01     Amendments Not Requiring Consent. The General Partner may amend this Agreement without the consent of any Limited Partner to effect:
(a)            The correction of typographical errors;
(b)           A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;
(c)            The admission, substitution, withdrawal, or removal of Partners in accordance with this Agreement;
(d)           An amendment that cures ambiguities or inconsistencies in this Agreement;
(e)            An amendment that adds to its own obligations or responsibilities;
(f)            A change in the fiscal year or taxable year of the Company and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;
(g)           A change the General Partner determines to be necessary or appropriate to prevent the Company from being treated as an "investment company" within the meaning of the Investment Company Act;
(h)           A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;
(i)             A change the General Partner determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to "no-action letters" issued by the Securities and Exchange Commission;
(j)             A change that the General Partner determines to be necessary or appropriate to prevent the Company from being subject to the ERISA;
(k)           A change the General determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;
(l)             An amendment that conforms to the Offering Circular, as the same may be amended;
(m)          Any amendments expressly permitted in this Agreement to be made by the General Partner acting alone; or
(n)           Any other amendment that does not have, and could not reasonably be expected to have, a material adverse effect on the Limited Partners.
11.02     Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, a material adverse effect on the Limited Partners, other than amendments described in Section 11.03, shall require the consent of the General Partner and Limited Partners holding a majority of the Investor Shares or, if an amendment materially and adversely affects only one series or class of Investor Shares, then the Limited Partners holding a majority of the Investor Shares of that series or class.
11.03     Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the General Partner and each affected Limited Partner:
(a)            An amendment deleting or modifying any of the amendments already listed in this Section 11.03;
(b)           An amendment that would require any Limited Partner to make additional Capital Contributions; and
(c)            An amendment that would impose personal liability on any Limited Partner.
11.04     Procedure for Obtaining Consent. If the General Partner proposes to make an amendment to this Agreement that requires the consent of Limited Partners, the General Partner shall notify each affected Limited Partner (who may be all Limited Partners, or only Limited Partners holding a given series or class of Investor Shares) in writing, specifying the proposed amendment and the reason(s) why the General Partner believes the amendment is in the best interest of the Company. At the written request of Limited Partners holding at least twenty percent (20%) of the Investor Shares entitled to vote on the amendment, the General Partner shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the General Partner proposes an amendment that is not approved by the Limited Partners within ninety (90) days from proposal, the General Partner shall not again propose that amendment for at least six (6) months.
Article XII.               MISCELLANEOUS
12.01     Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to the principal business address of the Company, if to the Company or the General Partner, to the email address of a Limited Partner provided by such Limited Partner, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this Section 12.01.
12.02     Electronic Delivery. Each Partner hereby agrees that all communications with the Company, including all tax forms (if any), shall be via electronic delivery.
12.03     Governing Law.
(a)             In General. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Partner hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, except as provided in Section 5.06, (iii) agrees that any such court shall have in personam jurisdiction over such Partner, (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by Delaware law, and (v) if such Partner is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.
(b)           Exception. The exclusive forum selection provisions in Section 12.03(a) shall not apply to the extent prohibited by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").
(c)            Waiver of Jury Trial. EACH PARTNER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTNER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.
12.04     Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.
12.05     No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement (including, without limitation, Section 12.10), this Agreement is made for the sole benefit of the parties. Except as set forth in Section 12.10, no other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.
12.06     Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.
12.07     Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.
12.08     Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
12.09     Execution by Limited Partners. It is anticipated that this Agreement will be executed by Limited Partners through the execution of an Investment Agreement.
12.10     Legal Representation. Each Limited Partner hereby agrees and acknowledges that: (a) McCarter & English, LLP ("McCarter & English") has been retained as legal counsel by the General Partner in connection with the preparation of this Agreement and the General Partner and the transactions described in the Offering Circular and in such capacity has provided legal services to the Company and the General Partner; (b) McCarter & English is not representing and will not represent the Limited Partners in connection with this Agreement, the transaction described in the Offering Circular, any offering of Investor Shares, the management and operation of the Company or any dispute that may arise between the Limited Partners on the one hand and the Company and/or the General Partner on the other hand (the "Company Legal Matters"); (c) each Limited Partner should, if it wishes counsel on a Company Legal Matter, retain its own independent counsel with respect thereto and, except as otherwise specifically provided by this Agreement, will pay all fees and expenses of such independent counsel; and (d) each Limited Partner agrees that McCarter & English may represent the Company, the General Partner and/or any of their affiliates in connection with any and all Company Legal Matters that are or in the future may become adverse to one or more Limited Partners, including disputes and litigation, and waives any potential or actual conflict of interest, including the right to disqualify McCarter & English from such representation, that could arise by virtue of the fact that a Limited Partner is or becomes a client of McCarter & English.
12.11     Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.
12.12     Relationship to Investment Agreement. In the case of a Limited Partner, this Agreement governs such Limited Partnership's ownership of Investor Shares and the operation of the Company, while the Investment Agreement governs such Limited Partner's purchase of Investor Shares. In the event of a conflict between the two agreements, this Agreement shall control.
12.13     Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Energea Global, LLC its General Partner

By _______________________________
            Michael Silvestrini, Manager

By _______________________________
            Chris Sattler, Manager

Exhibit A
Class A Authorizing Resolution
(See attached.)

Exhibit B
Reg D Authorizing Resolution
(See attached.)

Exhibit C
Beneficiary Agreement
(See attached.)